UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 30, 2008

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On April 30, 2008, Option One Mortgage Corporation (“OOMC”), an indirect wholly owned subsidiary of H&R Block, Inc. (“the Company”), completed the previously announced sale of OOMC’s mortgage loan servicing business to American Home Mortgage Servicing, Inc. (formerly AH Mortgage Acquisition Co., Inc.) (“American Home”), pursuant to a Purchase Agreement dated March 17, 2008 (the “Purchase Agreement”).

The estimated purchase price at closing was equal to approximately $1.3 billion, of which approximately $980 million was used to pay off the outstanding debt on the Company’s servicing advance facility. After repayment of the servicing advance facility, the Company realized net cash proceeds of slightly more than $230 million, and also retained a receivable relating to certain servicing assets of approximately $100 million. The Company anticipates that it will realize approximately $57 million of this receivable during the 60 day period following the closing, with the balance representing a long-term receivable to be collected in accordance with the terms of the Purchase Agreement.  Subsequent to the closing, the parties will determine a final value of specified balance sheet items as of the closing date utilizing a process set forth in the Purchase Agreement. To the extent that this final value deviates from the value utilized to calculate the estimated purchase price, an equalizing payment will be made to American Home or the Company, as applicable.

8.01.	Other Events.

On May 1, 2008, the Company issued a press release announcing the matters described in Item 2.01 of this Current Report on Form 8-K . A copy of the press release is furnished herewith as Exhibit 99.1.

9.01.	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit Number	Description
99.1	Press Release Issued May 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	May 6, 2008	By:/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary

EXHIBIT INDEX

99.1	Press Release issued May 1, 2008.